Exhibit 4.5

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, (B) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, or (c) the company receives an opinion of counsel for the holder of such securities reasonably satisfactory to the company stating that such sale, transfer, assignment or hypothecation is exempt from the registration and prospectus delivery requirements of such act.

JET.AI INC.
WARRANT TO PURCHASE Series B Preferred stock

Warrant No: 1	Date of Issuance: March 29, 2024

THIS CERTIFIES THAT, for value received, Ionic Ventures, LLC (together with any successor or permitted assignee or transferee of this Warrant or any Exercise Shares issued upon exercise hereof, the “Holder”), is entitled, subject to the terms and conditions of this Warrant, to subscribe for and purchase from Jet.AI Inc., a Delaware corporation (the “Company”), the Exercise Shares at the Exercise Price (each subject to adjustment as provided herein) at any time during the Exercise Period.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Affiliate” of any specified Person shall mean any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has a meaning correlative to the foregoing.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.

(c) “Change of Control Event” shall mean (i) the Company consummates a merger, share exchange, consolidation or reorganization with another entity in which the stockholders of the Company in their capacity as such immediately prior to such merger, exchange, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, exchange, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, exchange, consolidation or reorganization, such surviving or successor entity is not the Company), (ii) the Company sells, leases, exclusively licenses, transfers or otherwise disposes of at least 50% or more of its assets by value in a single transaction or in a series of transactions to a third party (or group of related third parties) which is not a wholly owned subsidiary of the Company, or (iii) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (as in effect on the Date of Issuance), shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

(d) “Common Stock” shall mean the shares of the Company’s common stock, par value $0.0001 per share.

(e) “Constituent Document” shall mean with respect to any Person, such Person’s articles or certificate of incorporation, association or formation, deed of incorporation, bylaws, limited liability company agreement, partnership agreement or other constitutive documents, as applicable (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction).

(f) “Date of Issuance” shall mean the date this Warrant is issued as first set forth above.

(g) “Exercise Period” shall be the period beginning on the Date of Issuance until the second (2nd) anniversary of the Date of Issuance.

(h) “Exercise Price” shall mean the exercise price per Exercise Share, initially set at $10,000, subject to adjustment as provided in Section 6.

(i) “Exercise Shares” shall mean, in the aggregate, 1,500 shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

(j) “Fair Market Value” shall mean the average of the closing prices of the shares of Common Stock as quoted in the Trading Market over the five (5) consecutive Trading Days immediately preceding the date of determination of fair market value. If the Warrant is being exercised in connection with a Change of Control Event, the “Fair Market Value” of one share of Common Stock shall be the amount that such Common Stock would receive in connection therewith.

(k) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(l) “shares” shall mean shares in a corporation or units representing limited liability company interest or limited partnership interests, as applicable.

(m) “Trading Day” shall mean a day on which the Trading Market (as defined below) is open for trading for at least six (6) hours.

(n) “Trading Market” shall mean the principal trading market on which the shares of Common Stock trade.

(o) “Warrant” shall mean this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

(p) “Warrant Stock” shall mean shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

2. EXERCISE OF WARRANT.

2.1 Exercise of Warrant. Subject to the terms and conditions of this Warrant, the rights for the Exercise Shares represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period; provided any such exercise shall be for a minimum of fifty (50) Exercise Shares, by delivery to the Company by electronic mail at its address set forth on the signature page of this Warrant (or at such other address as it may designate by notice in writing to the Holder) of an executed Notice of Exercise in the form attached as Exhibit A hereto (“Notice of Exercise”).

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Within one (1) Trading Day following delivery of a Notice of Exercise from the Holder as set forth above (the “Rejection Date”), the Company may, by delivery of a written notice to the Holder by electronic mail at its address set forth on the signature page of this Warrant, reject, in whole or in part, such Notice of Exercise. Within one (1) Trading Day after the Rejection Date, the Holder shall deliver payment of the Exercise Price for the Exercise Shares set forth in the Notice of Exercise, less any Exercise Shares rejected by the Company, by wire transfer of immediately available funds to an account designated by the Company. Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder, shall be issued and delivered in book entry to the Holder as promptly as practicable (in any event within two (2) Business Days) after the rights represented by this Warrant shall have been so exercised. In the event that this Warrant is being exercised for all of the then-current number of Exercise Shares purchasable hereunder, the Holder shall surrender this Warrant to the Company.

3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations. In connection with the issuance of this Warrant, the Company hereby represents and warrants to the Holder that:

(a) Organization and Existence. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with all requisite power and authority to carry on its business as conducted. The Company is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business.

(b) Authorization. All corporate or other requisite action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Exercise Shares (and any shares of Common Stock issuable upon conversion of any Exercise Shares (the “Conversion Shares”)) has been taken prior to the issuance of this Warrant, and this Warrant constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Valid Issuance of Warrant and Warrant Stock. The Warrant, the Exercise Shares and the Conversion Shares, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein (or, in the case of the Conversion Shares, when issued in accordance with the then-effective Certificate of Incorporation of the Company), will be duly and validly issued, fully paid and nonassessable and will be free of liens, encumbrances and restrictions on transfer other than restrictions on transfer under this Warrant, the Constituent Documents and under applicable state and federal securities laws. The Company has reserved, and will authorize prior to the exercise of this Warrant, free from all liens, encumbrances and preemptive and similar rights, sufficient shares of each class and series of Warrant Stock to allow for the exercise of this Warrant to the maximum extent possible of each class and series of Warrant Stock and sufficient Conversion Shares.

(d) Compliance with Law. The Company is, and to the Company’s knowledge, at all times for the past five years has been, in compliance in all material respects with all applicable laws, rules and regulations; and the Company has not received and does not have any basis to expect to receive, any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any law, rule or regulation. The authorization, execution and delivery of the Warrant will not constitute or result in any default or breach of any term or provision of the Company’s current Constituent Documents, or any agreement or instrument by which it is bound or to which its properties or assets are subject.

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3.2 No Impairment. The Company will not, by amendment of any of its Constituent Documents or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the material terms of this Warrant but will, at all times in good faith, assist in the carrying out of all such material terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against wrongful impairment.

4. REPRESENTATIONS AND COVENANTS OF HOLDER.

4.1 Representations and Warranties. The Holder represents and warrants that:

(a) Authorization. All corporate or other requisite action on the part of the Holder, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant, and the performance of all obligations of the Holder hereunder has been taken, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D, as presently in effect, as promulgated under the Act.

(c) Investment Intent. It is acquiring the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant the Holder is acquiring is being acquired for, and will be held for, its account only.

(d) Securities are Not Registered. The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act of 1933, as amended (the “Act’’) on the basis that no distribution or public offering of the stock of the Company is to be effected.

4.2 Disposition of Warrant and Exercise Shares.

(a) The Holder may transfer or assign this Warrant without the prior written consent of the Company; provided, however, that each transferee of this Warrant shall agree in writing to be bound by all of the terms and conditions of this Warrant

(b) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear a legend in substantially the following form (in addition to any legend prescribed by the Constituent Documents):

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, (B) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

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5. NO FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.

6. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF EXERCISE SHARES.

The number and kind of Exercise Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

6.1 Subdivisions, Combinations and Other Issuances. In the event that the outstanding shares of any class or series of Warrant Stock are subdivided (by stock split, issuance of additional shares as a dividend or otherwise) into a greater number of shares of such securities, the number of Exercise Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision in respect of such class or series of Warrant Stock shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall be proportionately decreased such that the aggregate Exercise Price payable for the total number of Exercise Shares purchasable under this Warrant (as adjusted) shall remain the same as of immediately prior to such subdivision. In the event the outstanding shares of any class or series of Warrant Stock are combined (by, reclassification, reverse stock split or otherwise) into a lesser number of shares of such class or series of Warrant Stock, the number of Exercise Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased such that the aggregate Exercise Price payable for the total number of Exercise Shares purchasable under this Warrant (as adjusted) shall remain the same as of immediately prior to such combination. Any adjustment under this Section 6.1 shall become effective (i) in the case of any subdivision or combination, at the close of business on the date the subdivision or combination becomes effective, or (ii) in the case of an issuance of additional shares of Warrant Stock as a dividend, as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

6.2 Adjustments for Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to any class or series of Warrant Stock that is payable in (i) securities of the Company or (ii) evidence of indebtedness, rights, warrants, cash or other assets which dividend or distribution is actually made (other than in the case of each of clause (i) and clause (ii), issuances with respect to which adjustment is made under Sections 6.1 or 6.3), then, and in each such case, the Exercise Price in effect immediately prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Fair Market Value of the Warrant Stock minus the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Exercise Share divided by (y) such Fair Market Value specified in clause (x). In the event that such distribution is not so made, the Exercise Price and the number of Exercise Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such securities, evidences of indebtedness, rights, warrants, cash or other assets, as the case may be, to the Exercise Price that would then be in effect upon exercise of this Warrant if such record date had not been fixed.

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6.3 Reclassification, Exchange, Combinations or Substitution; Redemption. Upon any event whereby all of the outstanding shares of any class or series of the Warrant Stock is reclassified, exchanged, converted, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series (each a “Reorganization Event”), provided, that, none of the foregoing resulting subdivision, combination or stock dividend provided for in Section 6.1 above shall constitute a Reorganization Event, then from and after the consummation of such Reorganization Event, (i) this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Exercise Shares been outstanding on and as of the consummation of such Reorganization Event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant and (ii) the Exercise Price shall be proportionately and equitably adjusted. The provisions of this Section 6.3 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events. In the event that all of the outstanding shares of any class or series of Warrant Stock are redeemed in accordance with the Company’s certificate of incorporation, this Warrant shall thereafter be exercisable for a number of shares of the Company’s common stock equal to the number of shares of common stock that would have been received if this Warrant had been exercised in full immediately prior to such redemption and the preferred stock received thereupon had been simultaneously converted into common stock.

7. CHANGE OF CONTROL EVENT.

7.1 Upon the closing of any Change of Control Event, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Exercise Shares issuable upon exercise of the unexercised portion of this Warrant if such Exercise Shares were outstanding on and as of the closing of such Change of Control Event, subject to further adjustment from time to time in accordance with Sections 6.1 through 6.3 of this Warrant.

8. REDEMPTION.

8.1 At any time when this Warrant is exercisable for less than 1,000 Exercise Shares, the Company shall have the right to redeem all or a portion of this Warrant by paying to the Holder an amount in cash equal to $100 per Exercise Share that would otherwise be issuable (the “Redemption Amount”). The Company shall deliver a written notice to the Holder of its intention to redeem some or all of this Warrant at least five (5) Trading Days prior to such redemption (such fifth Trading Day, the “Redemption Date”), and pay the Redemption Amount to the Holder within two (2) Business Days following the Redemption Date by wire transfer of immediately available funds to an account designated by the Holder.

9. RESERVATION OF SHARES; NO IMPAIRMENT.

9.1 The Company covenants and agrees that the Company will, at all times during the Exercise Period, take such corporate or other requisite action as required in order to have authorized and reserved, free from preemptive rights, a sufficient number of shares of each class and series of Warrant Stock to satisfy the exercise of this Warrant from time to time as these Warrants are presented for exercise in accordance with the terms hereof and a sufficient number of shares of each class and series of Conversion Shares issuable upon conversion of any Exercise Shares issuable hereunder. If, at any time during the Exercise Period, the number of authorized but unissued shares of the Company’s equity securities shall not be sufficient to permit exercise of this Warrant or conversion of the Exercise Shares, the Company will promptly take such corporate or other requisite action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of the Company’s equity securities to such number of shares as shall be sufficient for such purposes. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of this Warrant in accordance with the terms hereof will be duly authorized, validly issued, fully paid, non-assessable, free from all taxes, liens and charges with respect to the issuance thereof and free and clear of preemptive rights.

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9.2 The Company will not, by amendment of its Constituent Documents or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against wrongful impairment.

10. NO RIGHTS OF HOLDERS OF SHARES; TRANSFER BOOKS.

10.1 Prior to exercise of this Warrant, except as otherwise provided in this Warrant, this Warrant in and of itself shall not entitle the Holder to any rights as a holder of the shares of Common Stock of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a holder of the shares of Common Stock of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

10.2 The person in whose name any certificate or Certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares immediately prior to the close of business on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

11. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

12. ENTIRE AGREEMENT; AMENDMENT. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Warrant may be amended, terminated or waived only with the written consent of the Company, and the holders of at least a majority of the Warrant Stock issuable upon exercise of the Warrant; provided that each of Sections 1(f), 1(g), 1(h), 7, and the language in this sentence following (and including) “provided that” may not be amended, modified, terminated or waived in any respect without the written consent of the Holder. Subject to the language following (and including) “provided that” of the immediately preceding sentence, each amendment or waiver effected in accordance with this Section 12 shall be binding upon the Holders and each transferee of the Warrant (or the Warrant Stock issuable upon exercise thereof), each future holder of all such securities, and the Company.

13. NOTICES, ETC.

13.1 Notices Generally. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage pre-paid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page (or at such other address as it may designate by notice in writing to the Holder) and to the Holder at its address of record in the Company’s books and records, or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other party hereto.

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13.2 Notices of Adjustment, Change of Control Event and Offer. In the event the Company shall propose to take any action of the type described in Sections 6 or 7 (but only if the action of the type described in Sections 6 or 7 would (whether or not at the Holder’s election) result in an adjustment in the Exercise Price or the number of shares of any class or series of Warrant Stock or a change in the type of securities or property to be delivered upon exercise of such Warrants), the Company shall give notice to the Holder in accordance with Section 13.1, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of the Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least five (5) Business Days prior to the date so fixed, and in the case of all other action, such notice shall be given at least ten (10) Business Days prior to the taking of such proposed action. If at any time the Company shall cancel any of such proposed action for which notice has been given prior to the consummation thereof, the Company shall give the Holder prompt notice of such cancellation.

13.3 Other Required Notices. To the extent the Company has an obligation to provide any notice to the holders of any class or series of Warrant Stock pursuant to its Constituent Documents, the Company shall provide such notice (along with material delivered in connection therewith) to the Holder as soon as practicable.

14. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

15. [RESERVED].

16. DISSOLUTION, LIQUIDATION OR WINDING UP. If, during the Exercise Period, the Company (or any other person controlling the Company) shall propose a voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company, the Company shall give written notice thereof to the Holder at least ten (10) days’ advance written notice. If the Holder has not elected to exercise this Warrant pursuant to Section 2, the Holder shall receive the securities, cash or other property which the Holder would have been entitled to receive had the Holder been the holder of record of the Exercise Shares into which the Warrant were exercisable immediately prior to such dissolution, liquidation or winding up (net of the then applicable Exercise Price calculated pursuant to Section 2.1) and the rights to exercise the Warrant shall terminate on the date specified in such notice as the date on which the holders of record of the shares of the Warrant Stock shall be entitled to exchange their shares of the Warrant Stock for securities, cash or other property deliverable upon such dissolution, liquidation or winding up, as the case may be.

17. SUCCESSORS AND ASSIGNS. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors, transferees and assigns.

18. TRANSFER OF WARRANT. Subject to the restrictions on transfer under this Warrant, the Constituent Documents, and under applicable state and federal securities laws, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed Assignment Form in the form attached as Exhibit B hereto (the “Assignment Form”).

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19. SEVERABILITY. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

20. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Delaware without giving effect to conflicts of laws principles.

21. DISPUTE RESOLUTION; WAIVER OF JURY TRIAL. Any dispute that arises under or in any way related to this Agreement shall be settled by arbitration. All actions or proceedings arising hereunder and/or in connection with this Agreement or the breach thereof shall be submitted to Judicial Arbitration and Mediation Services (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over $250,000, or under JAMS’ Streamlined Arbitration Rules and Procedures if the matter in dispute is $250,000 or less (as applicable, the “Rules”) to be held solely in Las Vegas, Nevada.

EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT, THE EXERCISE SHARES, THE CONVERSION SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Warrant.

22. COUNTERPARTS. This Warrant may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

23. FURTHER ASSURANCES. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Warrant.

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24. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

25. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Warrant were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage may occur, where no adequate remedy at law would exist and damages would be difficult to determine. As such, the parties shall be entitled to seek an injunction or injunctions to prevent breaches, and to seek specific performance of the terms, of this Warrant, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

JET.AI INC.

By:	/s/ Michael D. Winston
Name:	Michael D. Winston
Title:	Interim Chief Executive Officer

Address: 10845 Griffith Peak Dr., Suite 200, Las Vegas, NV 89135

Acknowledged and Agreed by the Holder:

IONIC VENTURES, LLC

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:	Authorized Signatory

[Signature Page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE

TO: Jet.AI Inc.

(1) ☐ The undersigned hereby elects to purchase _________ shares of Series B Preferred Stock (the “Exercise Shares”) of Jet.AI Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐ The undersigned hereby elects to purchase _________ shares of Series B Preferred Stock (the “Exercise Shares”) of Jet.AI Inc. pursuant to the terms of the provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said Exercise Shares in the name of the undersigned.

(Date)	(Signature)

(Print Name)

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:	__________, 20___

Holder’s Signature:

Holder’s Address: